Exhibit 10.2.6

EMC REINSURANCE COMPANY
EXECUTIVE LONG TERM INCENTIVE PLAN

The EMC Re Executive Long Term Incentive Plan (ReLTIP) is a bonus program based on long term Consolidated and EMC Re results that incorporate the criteria and results of the EMC Re Executive Contingent Salary Plan on a rolling three year basis for calculation purposes.

Purpose:

1.	To provide a motivational tool in the form of compensation to help eligible executives focus on long term results for specific corporate and EMC Re goals and objectives.

2.	To maintain a competitive advantage in terms of recruitment and retention of eligible executives.

3.	To provide a mechanism that encourages adequate notice to the Company from eligible executives regarding their retirement plans.

4.	To reward superior, long term results.

Eligibility:
EMC Re executives will be eligible for the ReLTIP if they have been eligible for the EMC Re Executive Contingent Salary Plan for at least three years. In addition, retiring executives will be eligible during the year of their retirement and the next two years should bonuses be paid. Each ReLTIP bonus will be calculated according to the terms and conditions of the Plan and using each eligible executive’s base salary and wages paid for the most recent year.

General ReLTIP Bonus Calculation
The ReLTIP uses the results of the latest three years EMC Re Executive Contingent Salary Program calculations, except that the EMC Re and total plan minimums are adjusted to offset the maximums for the annual calculations. The results from three years of the Bonus Plan are averaged and multiplied by an adjustment factor determined by the Executive Vice President for Corporate Development.

Example: (Year 1) 25% + (Year 2) 35% + (Year 3) 30% = 30% X .50 (adjustment factor) = 15% X Base Salary                  3

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Plan Administration

1.	An executive must be an eligible participant of the EMC Re Executive Contingent Salary Plan for a minimum of three years before he/she is eligible for a ReLTIP bonus payment.

2.	An executive terminating employment prior to the end of a year is not eligible for any future ReLTIP payments reflecting that year’s results.

3.	Executives retiring, deceased or disabled will continue eligibility based on a calculation using subsequent year results according to the following:

A.	1st payment X 3/3 after last full year of employment (Y1)

B.	2nd payment X 2/3 after year Y1 + 1

C.	3rd payment X 1/3 after year Y1 + 2

4.	For those retired, deceased or disabled, the ReLTIP percentage will be applied to the final full year of base salary and wages.

5.	If retirement notification is provided 360 days or more in advance, the final two payments will be multiplied by a factor of 1.50.

6.	If retirement notification is provided 180 days or less in advance, the final two payments will be multiplied by a factor of 1.00.

7.	For notifications between those two time frames, the multiplying factor will be prorated.

8.	For active employees, deductions for federal and state income taxes, and FICA, if applicable, will be made from each bonus on the basis of IRS regulations.

9.	Amounts received under the ReLTIP may not be deferred into the Board and Executive Non-qualified Excess Plan due to IRS limitations.

10.	The Executive Vice President for Corporate Development may, at his/her discretion, adjust the bonus calculation due to unusual or extenuating circumstances.

11.	Final calculations for ReLTIP amounts will be made after consolidated and adjusted EMC Re combined ratios are finalized.

12.
Due to the long term nature of the ReLTIP, beneficiary forms will be necessary from each eligible executive. Failure to submit a beneficiary form will result in a default payment according to the following:

A.	Spouse. The eligible executive’s surviving spouse, and if no surviving spouse, to

B.
Descendants. The eligible executive’s children (including adopted children), in equal shares by right of representation (one share for each surviving child and one share for each child who predeceases the eligible executive with living descendents) and if none to

C.	Parents. The eligible executive’s surviving parents, in equal shares, and if none to

D.	Estate. The eligible executive’s estate.

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13.
If there is a disagreement or misunderstanding regarding the basis for the bonus or in the calculation of the amounts, the decision of the Executive Vice President for Corporate Development will be final.

14.
Payments to eligible employees (as listed above under “eligibility”) under this plan are subject to "clawback provisions" as described in detail under the “Policy For Recovery of Erroneously Awarded Incentive-Based Compensation” set forth below.

Effective Date
The effective date of the EMC Re Executive Long Term Incentive Plan will be January 1, 2009, with the first calculation based on the results of the EMC Re Executive Contingent Salary Plans for 2007, 2008, and 2009. Only those EMC Re executives who have been eligible for the EMC Re Executive Contingent Salary Plan during those full three years at the end of 2009 will be eligible for the first payment in 2010.

Employers Mutual Casualty Company Policy for Recovery of Erroneously Awarded Incentive-Based Compensation
Executive officers (as defined below) of Employers Mutual Casualty Company (the “Company”) may be required to repay previously awarded incentive-based compensation to the Company in certain circumstances and to the extent required under applicable law. For incentive compensation performance periods in progress as of the adoption of this policy and paid on or after January 1, 2015, the statement of terms and conditions accompanying any incentive-based compensation award made by the Company shall include a provision incorporating the requirements of this policy.

To the extent there is a determination made that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirements, the Compensation Committee of the Company’s Board of Directors and the Compensation Committee of EMC Insurance Group Inc.’s Board of Directors (EMCI) (collectively referred to as the Compensation Committees) will determine whether, and to what extent, recovery of any incentive-based compensation previously paid is appropriate based on the facts and circumstances involved. If it is determined that a recovery is appropriate, the Compensation Committees shall direct that the Company recover that portion of any incentive-based compensation (whether in the form of cash or equity, if applicable) paid to current and former executive officers during the 36-month period preceding the date the Company is required to issue the accounting restatement that is in excess of what would have been paid to the executive officers under the accounting restatement. The amount to be recovered from the executive officers based on an accounting restatement shall be the amount by which the affected incentive-based compensation exceeded the amount that would have been payable to such executive officers had the accounting statements initially been issued as restated; provided, however, the Compensation Committees reserve the authority to recover different amounts from different executive officers on such bases as they shall deem appropriate, such as in the case of an executive officer’s misconduct that contributes to the need for the accounting restatement.

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The Compensation Committees shall determine, subject to applicable law, whether the Company shall effect such recovery of incentive-based compensation (i) by seeking recovery from the executive officer; (ii) by reducing the amount that would otherwise be payable to the executive officer under any compensatory plan, program or arrangement maintained by the Company; (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount); or (iv) by any combination of the foregoing.

For purposes of this policy, the term “executive officers” means those persons who received incentive-based compensation under the Company’s Senior Executive Compensation Bonus Program, Senior Executive Long Term Incentive Plan, or the incentive-based compensation plans applicable to the Company’s Bond Manager and the President of EMC Reinsurance Company. The term “incentive-based compensation” means, as applicable, cash or equity compensation paid under any of the above mentioned plans, the amount of which was determined in whole, or in part, upon specific performance-based goals relating to the financial results of EMC Insurance Companies, or its individual operating segments.

The remedies outlined herein are in addition to, and not in lieu of, any action deemed necessary by the Compensation Committees, the Company’s Board of Directors, EMCI’s Board of Directors, or the Company (up to and including termination of employment), and any legal rights available to the Company to recover incentive-based compensation, and any action imposed by law enforcement agencies, regulators, or other authorities.

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